SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


               Date of Report (Date of Earliest Event Reported):
                      October 2, 1998 (September 25, 1998)


                              COMFORCE Corporation
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)


       1-6081                                            36-2262248
(Commission File Number)                    (I.R.S. Employer Identification No.)


415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York           11797
(Address of Principal Executive Offices)                            (Zip Code)


Registrant's Telephone Number, Including Area Code: (516) 437-3300


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Item 5. Other Events

     On September 25, 1998, John C. Fanning completed the purchase of 3,778,086 shares of the common stock of COMFORCE Corporation (the "Company") held by the founders of the Company's staffing business. The purchase price for these shares was $25 million ($6.62 per share). Following the completion of this transaction, Mr. Fanning joined the Company's Board of Directors as Chairman and became the Company's Chief Executive Officer. Mr. Fanning was the founder of Uniforce Services, Inc. ("Uniforce"), which was acquired by the Company and became its wholly-owned subsidiary in December 1997.

     The principal founders of the Company's technical staffing business,  James
L. Paterek, formerly the Company's Chairman, Christopher P. Franco, formerly the Company's Chief Executive Officer, and Michael Ferrentino, formerly the
Company's President, resigned their positions with the Company following the completion of the transaction, but will remain with the Company serving in senior management roles. They also relinquished their seats on the Company's Board of Directors.

     The Company's  existing  five outside  Board  members have  retained  their positions  on  the  Board  of  Directors.  In  addition  to Mr.  Fanning,  three additional members have joined the Company's Board of Directors: Harry Maccarrone, 51, Gordon Robinett, 63, and Daniel Raynor, 39. All of the new Board members were previously members of the Board of Uniforce.

     Mr. Maccarrone, who currently serves as Vice President - Finance of Uniforce, joined Uniforce in December 1988 as Assistant Vice President - Finance and, from May 1989 until December 1997, served as its Vice President - Finance, Treasurer and Chief Financial Officer.

     Mr. Robinett is currently a Director and Vice Chairman of Command Security, a security services firm based in Poughkeepsie, New York and retired as the Vice President - Finance and Treasurer of Uniforce in May 1989, after more than 20 years of service.

     Mr. Raynor has been President of the General Partner of the Argentum Group, a private investment firm, since 1987, and since its organization in February 1990, has been Chairman of the General Partners of Argentum Capital Partners, L.P., a small business investment company.

                                       2.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COMFORCE Corporation
                                    (Registrant)



                                    By /s/ Andrew Reiben
                                       -----------------------------------------
                                       Andrew Reiben, Vice President of Finance

Dated: October 2, 1998

                                       3.